Exhibit 10.12
[Landstar System, Inc. letterhead]
December           , 2008
[Name]
13410 Sutton Park Drive, South
Jacksonville, FL 32205
Dear [Name]:
Key Executive Employment Protection Agreement
     We refer to the Key Employment Protection Agreement (the “KEEPA”), dated [Date], between you and Landstar System, Inc. As you may know, §409A of the Internal Revenue Code of 1986, as amended, imposes new rules on non-qualified deferred compensation arrangements, such as the severance benefits that may be provided to you under the KEEPA. All such arrangements must be brought into “written compliance” with the requirements of §409A on or before December 31, 2008. If the KEEPA is not in “written compliance” with §409A by December 31, 2008, you may be subjected to adverse tax consequences, including, an additional Federal income tax of 20% on such deferred compensation. Accordingly, solely to satisfy the requirements under Section 409A as described above, we are proposing to amend the KEEPA as follows:
1.	Section 1(b) is amended in its entirety to read (relevant changes are in italics):

“Termination of Employment Following a Potential Change of Control. Notwithstanding Section 1(a), if (i) the Executive’s employment is terminated by the Company without Cause (as defined in Section 2) after the occurrence of a Potential Change of Control and prior to the occurrence of a Change of Control and (ii) a Change of Control occurs within one year of such termination, provided such Change of Control constitutes a change in control event within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Executive shall be deemed, solely for purposes of determining his rights under this Agreement, to have remained employed until the date such Change of Control occurs and to have been terminated by the Company without Cause immediately after this Agreement becomes effective.”

2.	The first sentence of the last paragraph of Section 3(a) is amended in its entirety to read (relevant changes are in italics):

“The Earned Salary and Severance Amount shall be paid in a single lump sum within ten business days following the Executive’s Date of Termination or, if payment is required to be delayed pursuant to Section 409A of the Code because the Executive is deemed to be a “specified employee” within the meaning of Section 409A, within ten business days immediately following the six-month anniversary of the Executive’s Date of Termination.”

3.	Section 3(b) is amended by adding to the end thereof (immediately prior to the last period):

“; provided, however, that to the extent that the benefits provided under any such Benefit Plan are not medical benefits and the provision of such benefits would not be exempt from Federal income taxation (the “Taxable Other Benefits”), the Executive will reimburse the Company for the full cost of such Taxable Other Benefits for the first six months following the Executive’s termination of employment (unless and solely to the extent the Executive elects, within ten business days of the date of the Executive’s termination, to forego receipt of such Taxable Other Benefits under this Agreement); and provided further that , notwithstanding anything in this Agreement to the contrary, in no event shall the benefits provided under this clause (b) during any calendar year affect the benefits provided under this clause (b) during any other calendar year and, to the extent any reimbursement or payment is made in respect of, or in lieu of the provision of, Benefit Plans, such reimbursement or payment shall be made no later than December 31 following the calendar year in which the expense is incurred or the benefits would otherwise have been provided”

4.	All other provisions of the KEEPA shall remain unchanged.

Sincerely, LANDSTAR SYSTEM, INC.
/s/
Name:	James B. Gattoni
Title:	Vice President and Chief Financial Officer

Accepted and Agreed on December      , 2008

[Name]

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